Exhibit 99.1

Contact:	NeoPharm, Inc.	Investor contact:
	Larry Kenyon	Janet Dally
	CFO	MontRidge, LLC
	Tel: 847.295.8678	Tel: 203.894.8038

NEOPHARM PROVIDES UPDATE ON ARBITRATION HEARING

LAKE FOREST, IL, JUNE 30, 2003 – NeoPharm, Inc. (Nasdaq: NEOL) announced today that, due to scheduling issues, the arbitration hearing between NeoPharm and Pharmacia and Upjohn Company (now Pfizer) was adjourned on June 27, 2003 and will reconvene on August 25, 2003.  The Arbitral Panel has indicated that the taking of evidence will conclude no later than October 7, 2003.  A total of 15 additional days have been set aside to complete the hearing between August 25, 2003 and October 7, 2003. NeoPharm has completed presenting its case to the panel.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications.  The Company has a broad portfolio of compounds in various stages of development.  Additional information about NeoPharm and recent news releases can be obtained by visiting NeoPharm’s Website at:  www.neophrm.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements.  Such statements include, but are not limited to, any statements relating to the Company’s drug development program and any other statements that are not historical facts.  Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, uncertainty regarding the availability of third party lyophilization capacity, uncertainty regarding the outcome of damage claims made by or against the Company, including the outcome of the pending arbitration with Pharmacia, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company’s intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q.  Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.  Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.